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                                                                      EXHIBIT 11

                     JEFFERIES GROUP, INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                                      YEAR ENDED DECEMBER 31,
                                                                    ---------------------------
                                                                     1993      1992      1991
                                                                    -------   -------   -------
Common stock and common equivalents:
  Average number of common shares.................................    4,919     4,655     5,617
  Common stock equivalent shares related to employee stock option
     plans........................................................      226       243        69
                                                                    -------   -------   -------
          Total average common stock and common stock equivalents
            used for primary computation..........................    5,145     4,898     5,686

Average common stock assumed issued pursuant to convertible
  subordinated debentures and an adjustment of average common stock equivalents to period-end market price, if higher than
  average price...................................................    1,032     1,796     1,834
                                                                    -------   -------   -------
          Total average common stock, common stock equivalents and
            other dilutive securities.............................    6,177     6,694     7,520
                                                                    =======    ======    ======
Earnings:
  Net earnings....................................................  $28,947   $18,732   $ 9,870
                                                                    -------   -------   -------
          Total earnings for primary computation..................   28,947    18,732     9,870
Eliminate interest expense (net of taxes) on convertible
  subordinated debentures.........................................    1,191     1,905     1,947
                                                                    -------   -------   -------
          Total earnings for fully diluted computation............  $30,138   $20,637   $11,817
                                                                    =======   =======   =======

Earnings per share:
  Primary.........................................................  $  5.63   $  3.82   $  1.74
                                                                    =======   =======   =======
  Fully diluted...................................................  $  4.88   $  3.08   $  1.57
                                                                    =======   =======   =======

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